Exhibit 10.32

Binding Term Sheet

re: Joint Development Agreement

By and Between

PRINCIPAL SOLAR, INC. and ENERGY SURETY PARTNERS, LLC

June 5, 2015

This binding term sheet (the “Agreement”) sets forth the general terms and conditions of the joint efforts of the named co-developers to develop one or more solar projects further described herein. This Agreement is intended to be, and is, binding on each of the co-developers named herein (together, the “Co-Developers”), subject only to the good faith negotiation and execution of definitive transaction documents ("Joint Development Agreement"), and the Co-Developers agree to expeditiously prepare and execute such definitive transaction documents no later than June 19, 2015.

Co-Developer	Principal Solar, Inc., a Delaware Corporation (“PSI”)
Co-Developer	Energy Surety Partners, LLC, a Delaware limited liability company (“ESP”)
Project

One or more solar projects totaling up to 500 MW DC to be developed and constructed at a site or sites near Amarillo, Texas, each a "Project" further described in an exhibit hereto and, where context dictates, collectively the “Projects”.

Further Development

ESP has spent over 24 months studying the 3,600 mile Competitive Renewable Energy Zone ("CREZ") lines and substations to identify the most financially viable locations based on a set of strict parameters.  A few examples of the criteria include: ERCOT queue, Transmission congestion risk, best marginal pricing, avoidance of complex mineral rights issues, and affordable land due to water related issues.  These and many other confidential parameters have led to the identification of financially viable project sites.

ESP and PSWW hereby agree to a 500MW DC joint development effort in Texas.  The parties have secured control for the first 150MW DC (Principal Sunrise VI (aka TER 1) and are negotiating the next 150MW DC (TER 2) and 200MW DC (TER 3) sites, both located in the western panhandle of Texas.

Projects jointly developed beyond Principal Sunrise VI will be based upon the final economics of Principal Sunrise VI and scaled on the basis of MW DC.

Ownership

In all instances, PSI will be the long-term owner/operator of the Project and all aspects of the definitive agreement will support PSI's ownership and include PSI's ability to consolidate the Project into its separate financial statements in accordance with U.S. GAAP.

ESP Responsibilities	■	Deliver the electric power produced to credit worthy entities that use large volumes of electricity

	■	Negotiate initial terms of multi-year power purchase agreement ("PPA") with credit-worthy off-taker(s)

	■	Provide site control of the land under consideration for development free of any encumbrances and ready for permitting

	■	Conduct detailed financial, technical and contractual feasibility analysis of the Project

	■	Provide information on all grants of mineral rights for the land considered for development and ensure such grants pose no conflict for development of the Project

	■	Provide all meteorological data to assist in market and system analysis and due diligence of PSI

	■	Assist in identifying the appropriate contacts with whom to negotiate and assist in resolution of real estate entitlements, permitting, zoning, regulatory and permitting issues

	■	Manage local relationships with city, county and local government/political officials

	■	Provide access to lands for environmental, civil engineering and interconnection studies to ensure a timely development of the Project

	■	Support PSI's efforts to secure construction and long term financing for the Project

	■	Support PSI's efforts to secure the best possible pricing for key equipment including panels, inverters, racking systems and, potentially, energy storage solutions

	■	Complete interconnection studies and negotiate initial terms necessary to interconnect the Project to the Electric Reliability Council of Texas ("ERCOT") electricity distribution system

	■	Identify, prepare, expedite and submit applications for permits as necessary or desirable for construction, ownership and operation of each Project, except for those Permits generally provided under a separate construction contract

	■	Identify, structure, apply and negotiate with taxing authorities at the local, state and federal levels to secure all available credits, abatements, deductions, depreciation allowances, limits on appraised value, incentives or other benefits available to at the local, state and federal levels for renewable energy projects

PSI Responsibilities	■	Provide development capital to be used according to a mutually agreed upon schedule of project development milestones. These funds shall be used solely to develop the Project covered hereunder.

	■	Support ESP to build and manage relationships with key utility contacts

	■	Provide information as needed to secure interconnection of the Project to the grid(s) regulated by ERCOT

	■	Provide ESP information and assistance as necessary to secure all available credits, abatements, deductions, depreciation allowances, limits on appraised value, incentives, rebates or other benefits available for renewable energy projects at the local, state and federal levels

	■	Arrange long term financing for the Project

	■	Engage an engineering, procurement and construction ("EPC") firm to build the project and engage supporting professional firms including engineering, surveying, environmental assessment, accounting, and similar firms necessary or desirable to support the Project development

Duration

A definitive Joint Development Agreement executed pursuant hereto shall remain in full force and effect until such time as the last Project included in the exhibits hereto is completed or abandoned or is otherwise terminated by mutual agreement of the Co-Developers.

Project Due Diligence

Upon commencement of a due diligence process conducted by PSI and lasting no more than 120 days from the date hereof, PSI shall evaluate the Project included in Exhibit A hereto and determine, in its sole and absolute discretion, the feasibility and desirability to build, own and operate the Project.

Project Development Agreement

Upon completion of due diligence on a Project included in an exhibit hereto, the Co-Developers will enter into a separate project development agreement ("PDA") executed pursuant hereto which shall remain in full force and effect for a period of time necessary to complete the Project (the "Term").

Exclusivity

Each Co-Developer agrees to work exclusively with the other Co-Developer to develop and bring into commercial operation (the date of which is the commercial operation date ("COD")) the Project identified in an exhibit hereto.

Development Expenses

The Co-Developers shall work together to effectively manage and limit development expenses associated with the Project. The development budget shall be reviewed and agreed upon before any project and site development efforts commence, and progress against such budget will be tracked and reported on a weekly basis to each of the Co-Developers. Project travel related expenses are included in the project development budget previously submitted and are considered third party expenses.

Invoicing, Collection and Distribution of Revenue

The Co-Developers shall work together to establish an agreeable project expense tracking and payment system. All accounting and payment related activities will be transparent to each of the Co-Developers, and the Co-Developers will conduct a monthly accounting review at which Co-Developer will openly share information on all costs and revenue related to all Projects undertaken.

Confidentiality

Each Co-Developer acknowledges a duty of confidentiality owed to the other. Except as may be specifically authorized in advance by the non-disclosing Co-Developer in writing or as agreed in furtherance of the joint development effort, or as required by law or regulation, the disclosing Co-Developer shall not, at any time during, or for a period of two years after the expiration or termination of this Agreement, retain in writing, use, divulge, furnish, publish or make accessible to anyone or use for his/her own benefit or for the benefit of others, any confidential information as defined below in any form obtained or received by it under or in connection with this Agreement, relating to the other Co-Developer or its affiliates or to its or their actual or proposed technology, products, services, customers, markets, plans, strategies or businesses generally. This section shall survive any termination of this Agreement.

Confidential Information

Each Co-Developer agrees that “Confidential Information” shall mean any oral, written, graphic or machine-readable information including, but not limited to, that which relates to patents, patent applications, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, software (including source and object code), hardware configuration, computer programs, algorithms, business plans, agreements with third parties, services, customers, marketing or finances of the disclosing party, which either party designates as confidential or proprietary when disclosed or which is, by the contents or context of its delivery , confidential in nature.

Confidential Information shall not include any information that (a) was known to the disclosing Co-Developer prior to its disclosure by the non-disclosing Co-Developer, (b) was in the public domain at the time of disclosure, or subsequently becomes part of the public domain without fault or act of the Co-Developer, (c) is disclosed to the disclosing Party by a third party in good faith, which third party was not subject to an obligation of confidentiality with regard to such information, (d) is developed independently of any Confidential Information, or (e) is specifically released from confidential status by the disclosing Co-Developer. Confidential Information shall also specifically exclude this Agreement and any and all agreements stemming from the execution hereof.

Release of Confidential Information

In the event that a Co-Developer is required by applicable law, rules or regulation (including stock exchange rules, oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Co-Developers agree the disclosing Co-Developer shall provide the non-disclosing Co-Developer prompt notice of such request prior to complying therewith so that the non-disclosing Co-Developer may seek an appropriate protective order and/or waive the disclosing Co-Developer's compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, counsel nonetheless advises the disclosing Co-Developer that it is legally compelled or required to disclose such information, the disclosing Co-Developer may disclose such information without liability.

Return of Information

In the event this Agreement terminates with respect to a Project prior to the expiration of the Term, then each Co-Developer shall return Confidential Information to the Co-Developer from whom it was received with certification that all copies thereof have been destroyed, except to the extent that a Co-Developer is required to maintain certain Confidential Information for legal or accounting compliance. A Co-Developer that retains Confidential Information for legal or accounting purposes shall identify in writing the other Co-Developer the specific information retained and the reason for its retention.

Indemnification of ESP

PSI shall indemnify, defend and hold harmless the ESP and its affiliates, and its respective directors, officers, partners, employees, consultants, agents, advisors, successors and assigns, from and against any loss, liability, claim, damage, expense, penalty or fine incurred in connection with any claim or cause of action to the extent arising from PSI’s bad faith, negligence or willful misconduct in relation to the performance of its obligations under this Agreement. Upon receiving notice in a reasonable time of such claim, administrative action, or legal proceeding, PSI shall assume on behalf of ESP, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to ESP. PSI shall pay any and all costs, damages or attorneys’ fees awarded against ESP. PSI may settle the action, provided it does not agree, without the consent of ESP, to any compromise or settlement that is not an unconditional release of ESP from all liabilities other than the payment of any money that will be paid by PSI.

Indemnification of PSI

ESP shall indemnify, defend and hold harmless the PSI and its Affiliates, and its respective directors, officers, partners, employees, consultants, agents, advisors, successors and assigns, from and against any loss, liability, claim, damage, expense, penalty or fine incurred in connection with any claim or cause of action to the extent arising from ESP’s bad faith, negligence or willful misconduct in relation to the performance of its obligations under this Agreement. Upon receiving notice in a reasonable time of such claim, legal action, or legal proceeding, ESP shall assume on behalf of PSI, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to PSI. ESP shall pay any and all costs, damages or attorneys’ fees awarded against PSI. ESP may settle the action, provided it does not agree, without the consent of PSI, to any compromise or settlement that is not an unconditional release of PSI from all liabilities other than the payment of any money that will be paid by ESP.

Dispute Resolution

The following dispute resolution mechanisms shall be the exclusive dispute resolution mechanisms available to the Co-Developers for resolution of disputes or claims arising under this Agreement:

Executive Consultation. The Co-Developers shall make a good faith effort to settle any dispute or claim arising under this Agreement. A Co-Developer shall raise a dispute by giving written notice to the other Co-Developer. If the Co-Developers cannot resolve a dispute amicably within 30 days after the giving of such notice, either Co-Developer may submit the dispute for resolution under whatever other means and forums available.

Governing Law

This Binding Term Sheet re: Joint Development Agreement and all documents created pursuant or subsequent hereto shall be governed by and construed in accordance with the laws of The Great State of Texas.

Signature page follows.

In advance of preparing and executing definitive documents, the parties hereto intend to be legally bound by this Agreement this date of June 5, 2015.

Energy Surety Partners, LLC	Principal Solar Inc.

By: /s/ Cole Walker	By: /s/ Michael Gorton
Cole Walker	Michael Gorton
Chief Executive Officer	Chief Executive Officer

Exhibit A

Principal Sunrise VI (aka TER 1)

Summary

ESP and PSI will team to develop "Principal Sunrise VI", a solar power Project located at a site near Amarillo, Texas. Initial estimates indicate an opportunity to develop up to 150 MW DC of solar power (potentially in multiple phases) with the potential to integrate least 15-30 MW of battery storage.

Financial Terms

Unless otherwise agreed and documented in the Project-specific separate PDA, PSI will compensate ESP for Principal Sunrise VI as follows:

Diligence Fee. Upon execution of the Binding Term Sheet re Joint Development Agreement, PSI will pay to ESP a due diligence/120-day exclusivity fee of $300,000 in cash within 30 days of the execution of the Binding Term Sheet re Joint Development Agreement.

Acquisition Fee. Following completion of its due diligence, and based upon its sole and absolute discretion, PSI may acquire the project from ESP through a stock swap of shares valued at $1,500,000 based upon the final per share pricing of shares in PSI's public offering.

Development Capital. If acquired, PSI will provide $2,500,000 in development capital used for the sole purpose of third-party costs and expenses incurred by the Co-Developers to develop the Project to COD. Should development costs exceed $2,500,000, ESP will reduce its collective fees accordingly in order to offset the additional development expenses. Should ESP deliver the project to COD below expected development budget, both Parties shall equally share in any realized savings.

Developer Fee. PSI will pay ESP, in cash or in PSWW stock, a developer fee based upon milestones as follows1:

●	At closing of long-term financing ("Financial Close") $.02 per watt DC for the delivery of one or more PPAs meeting all of the following criteria:

(i) not less than $59 per MWh and having an escalator of not less than 2.0% per year. ESP and PSI will agree on a method to compensate ESP for a PPA over $62 MWh in its initial year.

(ii) not less than 10 years in duration

(iii) covering not less than 70% of annual production

In the event ESP secures one or more PPAs of a shorter duration than 10 years or having an initial rate less than $59 MWh then, subject to PSI's right of first refusal, ESP will be free to market the PPA elsewhere.

●	At Financial Close, $.01 per watt DC for the delivery of the balance of interconnection, permits, studies, analyses and all other relevant deliverables contributing to the successful financial close

●	At COD, $.01 per watt DC, less the Due Diligence Fee, for successful project commissioning

1 Final criteria to be determined during due diligence.